Exhibit 99.2

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Financial Statements

For the Six Months Ended June 30, 2021

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(In thousands of dollars)

	June 30	December 31
Assets	2021	2020
Current assets:
Cash and cash equivalents	$35,699	14,257
Accounts receivable	28,280	20,395
Inventory	8,416	7,770
Related party accounts receivable and advances (note 13)	473	332
Deposits	1,151	1,086
Prepaid expenses and other current assets	2,425	2,682
Assets held for sale	—	70,034
Total current assets	76,444	116,556
Noncurrent assets:
Property and equipment – net of accumulated depreciation of $129,758 and $123,138 at June 30, 2021 and December 31, 2020, respectively (note 4)	65,532	70,759
Intangible assets – net of accumulated amortization of $132,432 and $125,922 at June 30, 2021 and December 31, 2020, respectively (note 5)	120,413	126,922
Investment in joint ventures (note 6)	85,299	77,993
Other noncurrent assets	581	689
Total noncurrent assets	271,825	276,363
Total assets	$348,269	392,919

Liabilities and Equity
Current liabilities:
Trade accounts payable	$2,230	1,570
Current portion of long-term debt, net of unamortized debt origination costs (note 7)	137,086	102,831
Accrued and other current liabilities	11,992	25,736
Liabilities held for sale	—	12,534
Total current liabilities	151,308	142,671
Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs (note 7)	—	136,593
Derivative liabilities (note 8)	253	1,268
Below market contracts (note 5)	4,546	5,769
Asset retirement obligations (note 9)	3,529	3,408
Post-retirement obligations (note 10)	3,616	3,750
Other long-term liabilities (note 6)	1,714	1,400
Total noncurrent liabilities	13,658	152,188
Total liabilities	164,966	294,859
Commitments and contingencies (note 15)
Equity:
Controlling interest:
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(134,197)	(218,957)
Accumulated other comprehensive loss	(1,155)	(1,349)
Total controlling interest	183,303	98,349
Noncontrolling interest	—	(289)
Total equity	183,303	98,060
Total liabilities and equity	$348,269	392,919

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Revenue:
Energy	$84,484	62,649
Construction	24	7,246
Amortization of intangibles and below-market contracts	(1,908)	(1,834)
Total revenue	82,600	68,061
Cost of revenue:
Cost of energy	41,116	36,013
Construction	23	6,901
Depreciation, amortization and accretion	11,314	15,580
Total cost of revenue	52,453	58,494
Gross profit	30,147	9,567
Gain on disposal of assets	(1,347)	—
General and administrative expenses	13,063	9,631
Operating income (loss)	18,431	(64)
Other income (expense):
Equity in income of joint ventures	13,325	3,446
Interest expense, net	(8,676)	(9,664)
Gain (loss) on swap contracts	556	(322)
Gain on extinguishment of debt	61,411	—
Other income	2	1
Total other income (expenses)	66,618	(6,539)
Net income (loss)	85,049	(6,603)
Net income attributable to noncontrolling interest	289	38
Net income (loss) attributable to controlling interest	$84,760	(6,641)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Income

(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Net income (loss)	$85,049	(6,603)
Other comprehensive income:
Net actuarial income (loss)	194	(22)
Other comprehensive income (loss)	85,243	(6,625)
Comprehensive income attributable to noncontrolling interest	289	38
Comprehensive income (loss) attributable to controlling interest	$84,954	(6,663)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Equity

(In thousands of dollars)

	Controlling interest
					Accumulated
				Retained	other	Total
	Class A	Class B	Class C	earnings	comprehensive	controlling	Noncontrolling	Total
	units	units	units	(loss)	(loss) income	interest	Interest	equity
Balance – January 1, 2021	$299,327	$19,327	$1	$(218,957)	$(1,349)	$98,349	$(289)	$98,060
Net income (loss)	—	—	—	84,760	—	84,760	289	85,049
Other comprehensive income (loss)	—	—	—	—	194	194	—	194
Distributions	—	—	—	—	—	—	—	—
Balance – June 30, 2021	$299,327	$19,327	$1	$(134,197)	$(1,155)	$183,303	$—	$183,303

	Controlling interest
					Accumulated
				Retained	other	Total
	Class A	Class B	Class C	earnings	comprehensive	controlling	Noncontrolling	Total
	units	units	units	(loss)	(loss) income	interest	Interest	equity
Balance – January 1, 2020	$299,327	$19,327	$1	$(188,956)	$(1,304)	$128,395	$(266)	$128,129
Net income (loss)	—	—	—	(6,641)	—	(6,641)	38	(6,603)
Other comprehensive income (loss)	—	—	—	—	(22)	(22)	—	(22)
Distributions	—	—	—	—	—	—	(50)	(50)
Balance – June 30, 2020	$299,327	$19,327	$1	$(195,597)	$(1,326)	$121,732	$(278)	$121,454

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$85,049	(6,603)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	6,591	7,793
Gain on disposal of assets	(1,572)	—
Amortization of debt origination costs	492	602
Amortization of intangible assets	6,510	9,625
Amortization of below market contracts	(1,223)	(1,461)
Return on investment in joint venture	12,166	4,156
Equity in earnings of joint ventures	(13,325)	(3,101)
Change in fair value of derivatives	(1,015)	(326)
Accretion of asset retirement obligation	121	233
Gain on extinguishment of debt	(61,411)	—
Net periodic post-retirement benefit cost	61	63
Changes in operating assets and liabilities:
Accounts receivable	(6,143)	(4,355)
Inventory	(720)	(664)
Deposits	(65)	(882)
Prepaid expenses and other assets	180	161
Other noncurrent assets	106	187
Trade accounts payable	269	561
Accrued and other current liabilities	6,021	2,065
Net cash provided by operating activities	32,092	8,054
Cash flows from investing activities:
Purchase of property and equipment	(1,331)	(514)
Contributions to joint ventures	(6,630)	(2,000)
Net cash used in investing activities	(7,961)	(2,514)
Cash flows from financing activities:
Payments on note payable and revolving credit agreement	(2,689)	(8,000)
Proceeds from revolving credit agreement	—	4,000
Payments on long-term debt	—	(2,408)
Payment for interest rate cap	—	(95)
Distributions to non-controlling interest	—	(50)
Net cash used in financing activities	(2,689)	(6,553)
Net increase (decrease) in cash and cash equivalents	21,442	(1,013)
Cash and cash equivalents – beginning of period	14,257	7,081
Cash and cash equivalents – end of period	$35,699	6,068
Supplemental cash flow information:
Cash paid for interest	$4,403	6,167
Noncash investing transactions - purchase of property and equipment	52	89

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(1)	Organization and Description of Business

Aria Energy LLC and its subsidiaries (the Company) design, install, own, and operate long-lived energy projects. The Company was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. The Company generates its revenue from customers located throughout the United States from the production and sale of electrical energy from landfill gas fuel engines and renewable energy attributes, production and sale of renewable natural gas (RNG), operating and maintaining landfill gas projects owned by third parties, and constructing energy projects. The Company is currently investing in a project where the fuel source will be methane emanating from dairy herds.

Revenue is generated from the sale of commodities (power and gas), sale of capacity (power market) and also from the sale of attributes, i.e., RECs in the power market and RINs/LCFS in RNG market. RECs are Renewable Energy Credits; RINs are Renewable Identification Numbers; and LCFS is Low Carbon Fuel Standard, California Program.

The Company benefits from Federal and state renewable fuel standards and Federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC hold 94.35% of the ownership interests in the Company.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries.

The impact of the pandemic caused by the novel coronavirus (“COVID-19”) and measures to prevent its spread have been impactful and continue to affect our business in several ways. In March of 2020, Aria implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided. To date, the Company has not experienced any spread of the disease within its operating and management locations or any material interruptions to its business operations.

In the first half of 2021, several vaccines have been authorized for broad use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local government have begun to ease the movement restrictions and initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, the uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

We remain uncertain of the ultimate effect COVID-19 could have on our business notwithstanding the distribution of several U.S. government approved vaccines and various federal, state and local governments having begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. This uncertainty as to the duration and severity of economic effects from the COVID-19 pandemic stems from the potential for, among other things, (i) continued rates of reported cases of COVID-19 and the potential for mutations of COVID-19 to result in increased rates of reported cases for which currently approved vaccines are not effective, (ii) unexpected disruptions to our operating projects and (iii) changes to customer demands.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(2)	Going Concern

We have prepared the accompanying consolidated financial statements on the basis that the Company will continue as a going concern. As discussed in note 7, the Company has a Term Loan B under its senior secured credit facility that matures on May 27, 2022. Currently, the Company does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business.

Accordingly, the circumstances of the Term Loan B raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity’s inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of United States generally accepted accounting principles (U.S. GAAP).

(b)	Segment Reporting

The Company reports segment information in two segments: RNG and electric operations (landfill gas-to-energy, LFGTE). Landfill gas fuel source is a common element, though the Company has a new RNG plant that is under construction that will utilize waste from dairy cattle. The Company currently manages RNG and electric production as separate operating groups and measures production output in terms of megawatt hours (MWh) for LFGTE projects, and energy content is expressed as “millions of British thermal units” or MMBtu for RNG. Other segment reporting considerations include:

●	There are separate operating and leadership teams for RNG and LFGTE, each of whom have different skill sets. The processes for production are unique.

●	Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of commodity and RINs.

●	Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

●	The Company operates a small portfolio of LFGTE plants for third parties. Operationally these plants are the same as wholly owned projects.

●	The Company operates RNG plants for its joint-venture (JV) Mavrix LLC (Mavrix). These plants are operationally the same as wholly owned plants.

●	Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(c)	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates. The areas most subject to estimation are the projected sale prices of RIN and LCFS attributes.

(d)	Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests. In the second quarter of 2021, noncontrolling interest was extinguished as part of the sale of LES Project Holdings LLC. See note 7 for further discussion on the sale and accompanying accounting treatment.

(e)	Revenue Recognition

The Company generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of U.S. GAAP, a portion of revenue is accounted for under Accounting Standards Codification (ASC) 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized as accruable, generally upon delivery of electricity, gas, and their related renewable attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the power purchase agreements (PPAs), the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the six months ended June 30, 2021, approximately 36% of revenue was accounted for under ASC 606 and 64% under ASC 840. For the six months ended June 30, 2020, approximately 42% of revenue was accounted for under ASC 606 and 58% under ASC 840.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

The following tables display the Company’s revenue by major source for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
Major goods/services Line:	2021	2020
Gas commodity	$14,574	10,947
Gas renewable attributes	41,148	21,932
Gas service	706	483
Electric commodity	19,610	18,702
Electric service	3,430	4,256
Electric renewable attributes	5,016	6,329
Construction	24	7,246
	$84,508	69,895

Operating Segments
RNG	$56,452	40,607
LFGTE	28,056	29,288
	$84,508	69,895

Below is a description of accounting policies for each revenue stream:

(i)	Electricity

The Company sells a portion of the electricity it generates under the terms of power purchase agreements or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single offtaker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. The Company has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

Certain of the Company’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. The Company also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

(ii)	Gas

The Company sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single offtaker. These agreements have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

The Company also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

(iii)	Renewable Attributes

The Company also generates revenue through the sale of renewable attributes, which is included in energy revenue.

The Company’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of the Company’s RECs are generated by plants for which the Company has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are generated and delivered. For RECs not bundled with a PPA, the Company considers the RECs when held by the Company to be an inventory item, and outputs that are an economic benefit obtained directly through the operation of the plants. For these stand-alone sales, revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory. The value of RECs held in inventory is immaterial as the majority of RECs are either sold as part of a PPA or sold in an active market where a sales agreement exists for the credits at the time they are generated.

The Company generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of the Company’s RINs are generated by plants for which the Company has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

(iv)	Construction Type Contracts

The Company, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

(v)	Operation and Maintenance (O&M)

The Company provides O&M services at projects owned by third parties which are included in revenue from services. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity from the project.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(vi)	PPA and O&M Contract Amortization

Through acquisitions, the Company has both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below market value is being amortized to revenue over the remaining life of the underlying contract which is included in energy revenue.

The Company elected to recognize revenue using the right to invoice practical expedient. The Company determined that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

(f)	Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. The Company has not experienced any losses on such deposits.

(g)	Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at June 30, 2021 and December 31, 2020 based on the Company’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

(h)	Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

(i)	Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by the Company are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on the Company’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the six months ended June 30, 2021 and 2020.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Depreciable
life – in years
Buildings	20–40
Machinery and equipment	10–20
Furniture and fixtures	5

(j)	Held for Sale

During 2020, the Company enacted a plan to sell LES Project Holdings, LLC (LESPH), and accordingly, the business was classified as held for sale through December 31, 2020. An agreement to sell the membership interests of the business subsequently was executed on March 1, 2021. The sale of LESPH was completed on June 10, 2021. Proceeds from the sale were $58,500, which were sent to the lenders of the LESPH debt discussed in note 7. As discussed further in note 7, in connection with the sale, the Company was released from its obligations under the LESPH debt and a gain on the extinguishment of debt in the amount of $61,411 was recorded in conjunction with the sale, which accounts for the proceeds received, the debt and interest payable relieved and settlement of LESPH intercompany balances. The Company recorded an ordinary gain on sale of assets in the amount of $1,347.

The assets and liabilities included in the consolidated balance sheet that are held for sale as of December 31, 2020 are as follows:

In $000s
Current assets:
Accounts receivable	2,092
Inventory	3,034
Related party accounts receivable and advances	88
Prepaid expenses and other current assets	686
Total current assets	5,900
Non current assets:
Property and equipment	4,906
Intangible assets	82,179
Held for sale valuation allowance	(25,293)
Investment in joint ventures	2,342
Total non current assets	64,134
Total assets held for sale	70,034

Current liabilities
Trade accounts payable	824
Accrued and other current liabilities	2,066
Total current liabilities	2,890
Non current liabilities
Below market contracts	6,060
Asset retirement obligations	3,584
Total non current liabilities	9,644
Total liabilities held for sale	12,534

The net gain (loss) associated with LESPH included in the net gain (loss) on the Company’s consolidated statements of comprehensive income (loss) was $67,052 and $(6,224) for the six months ended June 30, 2021 and 2020, respectively, of which $67,341 and $(6,262), respectively, were attributable to the Company.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(k)	Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific to the project site and, if applicable, the power purchase agreement also specific to the project site), and liabilities associated with out of market contracts (out of market power purchase agreements, if applicable).

There were no triggering events related to the Company’s projects in the Term Loan B portfolio in the six months ended June 30, 2021. Accordingly, no impairment charge was recognized in 2021 for this group of assets.

(l)	Other Noncurrent Assets

The other noncurrent asset as of June 30, 2021 and December 31, 2020 represents long-term deposits with transportation and utility companies.

(m)	Debt Origination Costs

Debt origination costs were incurred by the Company in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt.

(n)	Investments in Joint Ventures

Investments in joint ventures are reported on the equity method. Under this method, the Company records its proportional share of its income or losses of joint ventures as equity in income of joint ventures in the consolidated statements of operations.

(o)	Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings.

(p)	Asset Retirement Obligations

Asset retirement obligations (AROs) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial recognition of an obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See note 9 for further disclosures on AROs.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(q)	Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See note 10 for further disclosures on postretirement obligations.

(r)	Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of the Company that are due more than one year in the future. Based on a contractual obligation under its Mavrix LLC (Mavrix) operating agreement (as discussed in note 6), as of June 30, 2021 and December 31, 2020, the Company estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1,714 and $1,400, respectively. The maximum earnout under the operating agreement is $9,500.

(s)	Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on the Company’s postretirement plan.

(t)	Income Taxes

Aria Energy LLC is a limited liability company taxed as a partnership and therefore no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

In 2016, Congress enacted the Bipartisan Budget Act of 2015 (the Act), which includes major changes in the way the IRS audit entities that are classified as partnerships. In the event the Company is audited by the taxing authority and assessed additional amounts due to the underpayment of tax in previous tax years, the Company intends to make the push-out election allowed by Treasury. That election allows the Company to notify its partners of their share of imputed underpayment amounts for including in their current tax returns. The Company has evaluated its tax position and believes it has no uncertain tax positions.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception; therefore there continues to be a full valuation allowance at June 30, 2021 and December 31, 2020 recorded against its net deferred tax asset. The entity has recorded no income tax expense for the six months ended June 30, 2021 and June 30, 2020.

(u)	Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(v)	Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain Company owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

(w)	Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(x)	Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 supersedes the previous leases standard, ASC Topic 840, Leases. This guidance is effective for annual periods beginning after December 15, 2021. Early application is permitted. The Company is currently evaluating the effect the standard will have on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses. The new guidance changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. The new standard is effective for fiscal years beginning after December 15, 2022, with early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt: Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments and contracts in an entity’s own equity. This guidance is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those years, with early adoption permitted only as of annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact this standard will have on its consolidated financial statements or related financial statement disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions to the current guidance on contract modifications and hedging relationships to ease the financial reporting burdens of the expected market transition from London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance was effective upon issuance and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company does not currently anticipate this impact to have a material effect on its agreements, but is currently assessing the impact this standard may have on its consolidated financial statements or related financial statement disclosures.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(4)	Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

	June 30,	December 31,
	2021	2020

Buildings	$25,213	25,186
Machinery and equipment	167,223	166,191
Furniture and fixtures	1,154	1,154
Construction in progress	1,700	1,366

Total cost	195,290	193,897

Accumulated depreciation	(129,758)	(123,138)

Net property, plant and equipment	$65,532	70,759

Depreciation expense was $6,591 and $7,793 for the six months ended June 30, 2021 and 2020, respectively.

(5)	Intangible Assets

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Amortizable Intangible Assets

	June 30, 2021
	Gross carrying	Accumulated
	amount	amortization	Net

Gas rights agreements	$217,286	107,546	109,740
Operations and maintenance contracts	3,500	2,600	900
Gas sales agreements	32,059	22,286	9,773

Total	$252,845	132,432	120,413

	December 31, 2020
	Gross carrying	Accumulated
	amount	amortization	Net

Gas rights agreements	$217,285	102,944	114,341
Operations and maintenance contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556

Total	$252,844	125,922	126,922

Details of the intangible assets are summarized below:

		Remaining	2021	2020
Type of contract	Amortization line item	lives	expense	expense

Gas rights	Depreciation, amortization and accretion	4 to 16 years	$4,601	7,553
Operation and maintenance	Amortization of intangibles and below-market contracts	5 years	126	289
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	1,783	1,783

Below-Market Contracts

Due to business acquisitions and asset acquisitions, the Company previously acquired certain below-market contracts, which are classified as noncurrent liabilities on the Company’s consolidated balance sheets. These include:

	June 30, 2021			December 31, 2020
	Gross	Accumulated		Gross	Accumulated
	liability	amortization	Net	liability	amortization	Net
Gas purchase agreements	$19,828	15,282	4,546	$19,828	14,059	$5,769

Total	$19,828	15,282	$4,546	$19,828	14,059	$5,769

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

For intangibles and below-market contracts, depreciation, amortization and accretion was $5,287 and $8,166 for the six months ended June 30, 2021 and 2020, respectively. Below-market contracts relate to the purchase of gas, and they are amortized to cost of energy. Amortization was $1,223 and $1,460 for the six months ended June 30, 2021 and 2020, respectively, which was recorded as a decrease to cost of energy.

(6)	Investment in Joint Ventures

The Company holds 50% interests in two joint ventures accounted for using the equity method – Mavrix, LLC (Mavrix) and Sunshine Gas Producers, LLC. Up until the sale of LESPH in June 2021, the Company also held 50% interests in the following four joint ventures: Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC and Salt Lake Energy Systems LLC. See note 3(j) and note 7 for more discussion on the sale of LESPH.

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, the Company is required to make an Earn-Out Payment to its JV partner holding the other 50% membership (in Mavrix LLC) of an amount up to $9.5 million. As defined in the Contribution Agreement, the payment represents additional consideration for the Company’s equity interest in Mavrix, the Earn-Out Payment will be based on the performance of certain projects owned by Mavrix, through the Earn-Out Period which ends September 30, 2022. No Earn-Out Payment is made until after the Earn-Out Period. The Company has estimated the Earn-Out Payment to be $1,714 at June 30, 2021 and $1,400 at December 31, 2020, and has recorded these amounts in other long-term liabilities in the respective periods.

Summary information on the joint ventures is as follows:

	June 30,	December 31
	2021	2020

Assets	$186,521	171,288
Liabilities	14,862	13,570

Net assets	$171,659	157,718

Company’s share of equity in net assets	$85,299	77,993

	Six Months Ending June 30,
	2021	2020

Revenue	$52,902	24,892
Net income	25,275	7,112
Company’s share of net income	13,325	3,446

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(7)	Long-Term Debt

	June 30,	December 31
	2021	2020

Notes payable - due October 7, 2020	$-	102,831
Term Loan B - due May 2022	137,978	137,978
Debt origination costs - net of accumulated amortization of $6,700 and $6,208 at June 30, 2021 and December 31, 2020, respectively	(892)	(1,385)

Total	$137,086	239,424

Less:
Current portion of debt	137,978	102,831
Current portion of debt origination costs	(892)	-

Long-term portion	$-	136,593

Notes Payable

In October 2010, LESPH entered into a credit agreement with a syndicate of bank lenders (the Banks) that provided for a term note and a working capital commitment (Line of Credit) which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, but were unpaid as of December 31, 2020.

The Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

The sale of LESPH occurred on June 10, 2021 and the extinguishment of the debt resulted in a gain being recorded equal to the difference between the reacquisition price and the net carrying amount of the debt of $122,600 ($102,830 in principal, $19,770 in unpaid interest). This gain is classified as part of nonoperating income on the Statement of Operations.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (Borrowers) entered into a senior secured credit facility that provides for a $200,000 secured term loan, and a $40,214 secured revolving credit facility, of which $40,000 can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan are due in quarterly installments of $500 that began on September 30, 2015 and will continue through March 31, 2022, with remaining amounts outstanding due and payable on May 27, 2022. Under the credit agreement, the Company is subject to a financial covenant that requires maintaining a maximum total debt to EBITDA (Total Secured Leverage) ratio of 6.0 to 1.0. The Company was in compliance with this covenant at June 30, 2021.

Interest on the term loan is paid quarterly at a rate of LIBOR minimum of 1.00% plus a spread of 4.00% (5.50% and 5.50% for 2021 and 2020, respectively). Interest on the revolver is paid at a variable rate; the Company has the option of a rate based on Eurodollar plus 3.75% to 4.00 depending on the Total Secured Leverage ratio, or a rate based on the Banks’ Prime Rate plus a margin of 2.75% to 3.00% depending on the Total Secured Leverage ratio. All spreads based on Eurodollar and the Banks’ Prime rate shall be increased by 0.50% (50 basis points) until such time that the Borrowers obtain both (1) a public corporate credit rating of B or higher with stable outlook from S&P and (2) a public corporate family rating of Ba3 or higher with stable outlook from Moody’s.

As of June 30, 2021, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of June 30, 2021, the Company had $16,094 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

As of December 31, 2020, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of December 31, 2020, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

(8)	Derivative Instruments

The Company is exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows – e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

The Company has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007 MMBTU. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate which are considered level 2 inputs in the fair value hierarchy (see note 3(w)).

On April 6, 2020 the Company entered into an interest rate cap with a total notional amount of $110,000 and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and with a termination date of May 31, 2022. The market value at both June 30, 2021 and December 31, 2020 was valued at zero and all associated fees with this transaction were recorded. The Company made cash payments for the natural gas swap of $459 and $744 for the six months ended June 30, 2021 and June 30, 2020 respectively.

	June 30,	December 31
	2021	2020

Natural gas swap liability	$253	1,268

	Six Months Ending June 30,
	2021	2020

Natural gas swap - unrealized gain (loss)	$556	(322)

(9)	Asset Retirement Obligations

The following table presents the activity for the AROs for the year-to-date periods ended June 30, 2021 and December 31, 2020:

	June 30,	December 31
	2021	2020

Balance at beginning of period	$3,408	6,536
Accretion expense	121	456
Revision to estimated cash flows	-	-
Transfer to liabilities classified as held for sale	-	(3,584)
Settlement of asset retirement obligation	-	-

Balance at end of period	$3,529	3,408

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(10)	Benefit Plans

401(k) Plan

The Company maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions for the six months ended June 30, 2021 and June 30, 2020 were $342 and $341, respectively.

Postretirement Obligations

The Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements.

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was:

	Six Months Ending June 30,
	2021	2020
Service cost	$19	24
Interest cost	45	52
Amortization of prior service cost	6	6
Recognition of net actuarial loss	40	44
Net periodic benefit cost
	$110	126

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(11)	Capital

The Company is authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests - voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. The Company is authorized to issue an unlimited number of Class A units and Class B units and have the following units outstanding (in thousands):

	June 30, 2021
Price per share	Class A	Class B	Class C

$1.00	441,482	27,120	-
0.10	-	-	9
0.88	11,364	-	-

Total shares outstanding	452,846	27,120	9

	December 31, 2020
Price per share	Class A	Class B	Class C

$1.00	441,482	27,120	-
0.10	-	-	9
0.88	11,364	-	-

Total shares outstanding	452,846	27,120	9

(12)	Earnings per Unit

Basic earnings per unit is computed using the “two-class” method which includes the weighted average number of units outstanding during the period and other securities that participate in dividends (a participating security) (if any). During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per unit applicable to unitholders is computed by dividing the net loss applicable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional units for the potential dilutive effects of a warrant, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per unit are the same, as any additional unit equivalents would be anti-dilutive.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

	For the six months ended
	June 30,	June 30,
Earnings per common unit	2021	2020
Net income (loss) attributable to the Company (thousands of $)	84,760	(6,641)
Weighted average number of common units outstanding (thousands of shares)	479,966	479,966
Earnings (loss) per common unit ($)	0.18	(0.01)

(13)	Related Party Transactions

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. The Company provides operations and maintenance services, and administration and accounting services to their 50% owned joint ventures. The following is a summary of transactions and balances with these related parties:

	Six Months Ending June 30,
	2021	2020

Sales of construction services	$24	7,246
Sales of operations and maintenance services	746	850
Sales of administrative and other services	195	200
Accounts receivable	473	186

(14)	Segment Reporting

The Company has two reportable segments for the six months ending June 30, 2021 and 2020, Renewable Natural Gas (RNG) and Renewable Baseload Electricity. Renewable Baseload Electricity is the generation of power and Landfill Gas to Electricity (LFGTE) plant. The corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following tables are consistent with the manner in which the Chief Operating Decision Maker (CODM) evaluates the performance of each segment and allocates the Company’s resources.

2021 Segment Information

For the six months ended June 30, 2021

2021 Segment Information
	RNG	LFGTE	Corporate	Total

Total revenue	$54,669	27,931	-	82,600
Net income (loss)	38,773	64,925	(18,938)	84,760
EBITDA	43,892	71,779	(10,236)	105,435
Adjusted EBITDA	41,411	9,328	(7,065)	43,674
Total assets	168,572	143,533	36,164	348,269
Capital expenditures and investment in joint ventures	7,507	361	93	7,961

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the six months ended June 30, 2021:

For the six months ended June 30, 2021

Reconciliation of reportable segments’ net income from continuing operations to Adjusted EBITDA

	RNG	LFGTE	Corporate	Total

Net income (loss)	$38,773	64,925	(18,938)	84,760
Depreciation, amortization and accretion	5,119	6,854	26	11,999
Interest expense	-	-	8,676	8,676
EBITDA	$43,892	71,779	(10,236)	105,435
Gain on disposal of assets	-	(1,347)	-	(1,347)
Net derivative activity	(1,015)	-	-	(1,015)
Equity in income of joint ventures	(11,523)	(1,802)	-	(13,325)
Return on investment in joint ventures	10,057	2,109	-	12,166
Debt forbearance costs	-	-	990	990
Gain on extinguishment of debt	-	(61,411)	-	(61,411)
Costs related to sale of equity	-	-	2,181	2,181
Adjusted EBITDA	$41,411	9,328	(7,065)	43,674

2020 Segment Information

For the six months ended June 30, 2020

2020 Segment Information
	RNG	LFGTE	Corporate	Total

Total revenue	$38,825	29,236	-	68,061
Net income (loss)	11,068	(1,002)	(16,707)	(6,641)
EBITDA	16,099	10,115	(6,989)	19,225
Adjusted EBITDA	15,213	11,290	(6,394)	20,109
Total assets	148,786	251,388	14,548	414,722
Capital expenditures and investment in joint ventures	2,780	121	(387)	2,514

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the six months ended June 30, 2020:

For the six months ended June 30, 2020

Reconciliation of reportable segments’ net income from continuing operations to Adjusted EBITDA

	RNG	LFGTE	Corporate	Total

Net income (loss)	$11,068	(1,002)	(16,707)	(6,641)
Depreciation, amortization and accretion	5,031	11,117	42	16,190
Interest expense	-	-	9,676	9,676
EBITDA	$16,099	10,115	(6,989)	19,225
Impairment of assets	-	-	-	-
Net derivative activity	(421)	-	-	(421)
Equity in income of joint ventures	(1,765)	(1,681)	-	(3,446)
Return on investment in joint ventures	1,300	2,856	-	4,156
Debt forbearance costs	-	-	491	491
Costs related to sale of equity	-	-	104	104
Adjusted EBITDA	$15,213	11,290	(6,394)	20,109

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(15)	Commitments and Contingencies

(a)	Gas Rights Agreements

The Company has various gas rights agreements with Landfill owners that terminate from 2024 to 2036. In some cases these agreements are evergreen. The terms of the gas rights agreements generally require the payment of a royalty based on revenue generated from production.

(b)	Capital Commitments

The Company has $0 and $559 related to its construction projects at June 30, 2021 and December 31, 2020, respectively.

(c)	Leases

The Company leases office space in Novi, Michigan under a ten-year term with monthly lease payments starting at $4. After the first year the monthly lease payment is increased by 2% annually. On October 20, 2020 the Company signed a lease extension agreement for two additional years. The lease will expire on June 30, 2023. The total lease expense was $28 and $27 for the six months ended June 30, 2021 and 2020, respectively. Future minimum lease payments will be $32 for the remainder of 2021, $64 for fiscal year 2022 and $32 for fiscal year 2023.

(d)	Litigation

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(e)	Concentrations

A substantial portion of the Company’s energy revenues are generated from one customer who comprises 47% and 31% of total revenue for the six months ended June 30, 2021 and 2020, respectively.

(f)	Environmental

The Company is subject to a range of federal, state and local regulations governing the wellfields (on the associated landfill) and pipelines. The Company believes its operations currently comply in all material respects all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

(16)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through September 8, 2021 and determined that except for the transactions described below, there are no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with the Company and Archaea Energy LLC. The combined company will be named Archaea Energy Inc., with an executive team comprised of leaders from the Company and Archaea Energy LLC.

The transaction is expected to close in the third quarter of 2021 and plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for approximately $680 million. Archaea Energy LLC is being acquired for $347 million.